FOR IMMEDIATE RELEASE:	Contact:	Jackie Lapin/WPT: 818-707-1473 Jan Sheehan: 310-475-8231

WORLD POKER TOUR (WPT) SEASON THREE: ULTIMATE BET IN ARUBA

“UltimateBet.com Poker Classic” brings Poker to the Tropics:
647 Players Buy-in for $4 Million Total Prize Money

Despite Hurricane Jeanne, Hundreds Still Make It to Aruba for Tourney

ARUBA (September 30, 2004) –Braving the fury of Hurricane Jeanne, hundreds of intrepid poker players made it to Aruba for the UltimateBet.com Poker Classic, the fifth stop on the acclaimed WORLD POKER TOUR. 647 players either won their entry online through a satellite or bought-in for $6,000, and tournament sponsor UltimateBet.com anted up an extra $118,000 to make the total prize pool a cool $4 million. That pot is $2,256,000 larger than last years’ tournament, which drew 436 players. The winner of the UltimateBet.com Poker Classic will take home $1 million, double what last year’s victor claimed, and then advance to the WPT Championship when the tour’s season culminates at Bellagio in April 2005. The WORLD POKER TOUR is the highest rated series in the history of the Travel Channel, airing Wednesday nights at 9 p.m. ET/PT.

The WORLD POKER TOUR continues to average a “poker millionaire a month” in its 16-tournament season. In Season Three the total prize money has already reached $15,194,470, a $6,631,590 increase over Season Two Tour stops to date. The high stakes action is attracting increasing numbers of players vying for the prize money and fans eager to witness the minting of a millionaire at the Final Table. Projected to reach a total of $70 million, Season Three’s prize pool is rising with every stop on the Tour.

Adding to the excitement, UltimateBet.com staged a pre-tournament “Celebrity Aruba Home Game” featuring Ben Affleck and a number of top professional WPT poker players, including Annie Duke, Phil Hellmuth, David “Devilfish” Ulliott, and Antonio Esfandiari. Each star hosted a table, and 15 lucky winners walked away with sets of WPT-embossed poker chips in sleek wood cases. Affleck also played in the main WPT event, but was eliminated on the first day.

The tropical destination has not only attracted celebrities, but also players from a host of countries including Bermuda, Brazil, Canada, China, the Cayman Islands, Costa Rica, England, Finland, France, Ireland, Italy, the Netherlands, Norway, Sweden, Switzerland, and the U.S. Unique among WPT events, the tournament format makes the most of the soft tropical breezes and warm Caribbean sun; the Final Table will be played outside amongst a backdrop of ocean and palm trees.

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The next and sixth stop of the WORLD POKER TOUR’S 16-tournament season is the Doyle Brunson North American Poker Championship, from October 19-22 at the Bellagio in Las Vegas. For the complete tournament schedule and casino contacts, please visit www.worldpokertour.com.

ABOUT WPT ENTERPRISES, INC.

WPT Enterprises, Inc. (NASDAQ: WPTE) is a media and entertainment company engaged in the creation of branded entertainment through the development, production and marketing of televised programming based on poker and other gaming themes. To date, operations have principally revolved around the creation of the World Poker Tour brand through the production and licensing of a reality television series exhibited on the Travel Channel that is based on a circuit of previously-established high-stakes poker tournaments that has been affiliated under the “World Poker Tour” brand. WPT Enterprises, Inc. is a majority owned subsidiary of Lakes Entertainment, Inc. (NASDAQ: LACO).

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The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as statements relating to the expansion of WPT’s brand licensing, the development of new television and film projects, the development of WPT corporate sponsors and other business development activities, as well as statements regarding other capital spending, financing sources and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of WPT. These risks and uncertainties include, but are not limited to, WPT’s significant dependence on the Travel Channel as a source of revenue; the potential that our television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPT’s television programming; the risk that WPT may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPT’s relationships with key licensing and strategic partners; and WPT’s dependence on its senior management team. For more information, review WPT’s filings with the Securities and Exchange Commission.

Editors Note: 300 dpi downloadable images available at www.media.worldpokertour.com.